New England Investment Companies L.P.
600 Fifth Avenue
New York, New York  10020


Board of Trustees of
Florida Daily Municipal Income Fund
600 Fifth Avenue
New York, New York  10020

Ladies and Gentlemen:

     I hereby subscribe for 100,000 shares of beneficial interest, $.01 par value per share, of Florida Daily Municipal Income Fund, a Massachusetts business trust (the "Trust"), at $1.00 per share for an aggregate purchase price of $100,000. My payment in full is confirmed.

     I hereby represent and agree that I am purchasing these shares of stock for investment purposes, for my own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the
Securities Act of 1933 as amended, nor with any present intention of distributing or selling such shares. I further agree that if any of such shares are redemmed during the period that the deferred organizational expenses of the Trust are being amortized, I will reimburse the Trust the then unamortized organizational expenses in the same ratio as the number of shares redemmed bears to the number of such shares held at the time of redemption.

                                                 Very truly yours,

                                                 NEW ENGLAND INVESTMENT
                                                 COMPANIES L.P.

                                                 By:  New England Investment
                                                      Companies, Inc.
                                                      General partner

                                                 By:  /s/ Richard DeSanctis


Confirmed and Accepted:

FLORIDA DAILY MUNICIPAL INCOME FUND

By: /s/ Bernadette N. Finn